Exhibit 5

October 29, 2026

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Registration No. 333-284683 (the “Registration Statement”), of $2,200,000,000 aggregate principal amount of 7.000% Global Bonds due 2032, $2,000,000,000 aggregate principal amount of 7.625% Global Bonds due 2037, and $1,000,000,000 aggregate principal amount of 8.125% Global Bonds due 2056 (collectively, the “Securities”), I have reviewed the following documents:

(i)

the Registration Statement and the related Prospectus dated March 13, 2025 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplements dated October 26, 2026, relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)

an executed copy of the Indenture, dated January 28, 2015, between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii)	the global Securities dated October 29, 2026, in the aggregate principal amount of $2,200,000,000, $2,000,000,000 and $1,000,000,000, executed by the Republic;

(iv)	an executed copy of the Authorization Certificate dated October 29, 2026, pursuant to which the terms of the Securities were established;

(v)	all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e)

Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2008 and incorporated herein by reference);

(f)

Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012 and incorporated herein by reference);

(g)

Decree No 1068 of May 26, 2015 (a summary of the material portion of which has been filed as part of Exhibit 3 of Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(h)

Law 1771 of December 30, 2015 (a translation of which has been filed as Exhibit A to Exhibit 3 to Amendment No. 2 to the Republic’s Annual Report From 18-K for the fiscal year ended December 31, 2014 and incorporated herein by reference);

(i)

Law 2073 of December 31, 2020 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2019 and incorporated herein by reference);

(j)

Law 2382 of July 16, 2024 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 1 to the Republic’s Report on Form 18-K for the fiscal year ended December 31, 2023 and incorporated herein by reference);

2

(k)	CONPES Document No. 4215 DNP, MINHACIENDA, dated September 11, 2026 (a translation of which is attached as Exhibit A hereto);

(l)

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público) adopted in its meetings held on October 8, 2026, (a translation of which is attached as Exhibit B hereto); and

(m)	Resolution No. 2497 of October 26, 2026, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2025 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2025. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

3

Very truly yours,

/s/ Lady Nathalie Gómez Acosta
Lady Nathalie Gómez Acosta
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

4

Exhibit A

CONPES Document No. 4215 DNP, MINHACIENDA

[Translation from Spanish]

CONPES

Document	4215

__________________________________________

NATIONAL ECONOMIC AND SOCIAL POLICY COUNCIL

REPUBLIC OF COLOMBIA

NATIONAL PLANNING DEPARTMENT

FAVORABLE OPINION, FOR THE NATION TO ENGAGE IN

FOREIGN PUBLIC DEBT TRANSACTIONS, SUCH AS TRANSACTIONS

IN FOREIGN CAPITAL MARKETS AND/OR FOREIGN LOANS

THROUGH COMMERCIAL BANKS,

TO PRE-FINANCE, OR FINANCE, 2026 AND 2027 BUDGET ALLOCATIONS

FOR UP TO USD 13.4 BILLION, OR ITS EQUIVALENT IN ANOTHER CURRENCY

Planning Department

Ministry of Finance and Public Credit

Approved Version

Bogotá, D.C., September 11, 2026

[Translation from Spanish]

CONPES

ECONOMIC AND SOCIAL POLICY NATIONAL COUNCIL

Abelardo Gabriel de la Espriella Otero

President of the Republic

Jose Manuel Restrepo Abondano

Vice-President of the Republic

Rodrigo Lara Restrepo Minister of the Interior	Omar Nicolás Bula Escobar Minister of Foreign Affairs

Miguel Gómez Martínez Minister of Finance and Public Credit	Iván Alfonso Cancino González Minister of Justice and Law

Jorge Eduardo Mora López Minister of National Defense	Indalecio Dangond Baquero Minister of Agriculture and Rural Development

Ana María Vesga Gaviria Minister of Health and Social Protection	Natalia Eugenia López Fuentes Minister of Labor

Maria Nohemí Arboleda Arango Minister of Mines and Energy	Mauricio Gómez Amín Minister of Commerce, Industry and Tourism

Viviana Aleyda Morales Hoyos Minister of Education	Fabio Alberto Arjona Hincapié Minister of Environment and Sustainable Development

Jaime Andrés Beltrán Martínez Minister of Housing, City and Territory	Alexandra Falla Zerrate Minister of Information, Communication and Technology

Elsa Margarita Noguera de la Espriella Minister of Transport	Paola Andrea Holguín Moreno Minister of Culture, the Arts and Knowledge

Juliana Gutiérrez Zuluaga Minister of Sports	Claudia Patricia Benavides Salazar Minister of Science, Technology and Innovation

Julián Bruitrago Arango Director General of the Planning Department

Julián Bruitrago Arango Deputy Director General for Foresight and Development	Rubín Ariel Huffington Rodríguez Deputy Director General, General System of Royalties

Martha Cecilia García Buitrago Deputy Director General for Investments, Monitoring, and Evaluation	José Lenín Galindo Urquijo Deputy Director General for Decentralization and Territorial Development

[Translation from Spanish]

Executive Summary

In accordance with Article 41, Paragraph 2, Law 80 of 19931 and Book 2, Part 2 of Decree 1068 of 20152, amended by Decree 1575 of 20223, the present document submits to the consideration of CONPES - the National Economic and Social Policy Council - and seeks a favorable opinion for the Nation to engage in transactions such as transactions in foreign capital markets, and/or foreign loans through commercial banks, to pre-finance, or finance, 2026 and 2027 Budget Allocations for up to USD 13.4 Billion, or its equivalent in another currency.

The foregoing is intended to provide flexibility and room to maneuver in order to: (i) carry out financing and/or pre-financing operations that will ensure the availability of necessary cash resources for the 2026 fiscal year; (ii) have timely access to international capital markets; (iii) diversify investor base and financing sources; and (iv) meet the strategic objective of building liquid and efficient yield curves.

It is crucial for the Nation to have flexibility and the necessary resources to finance and/or pre-finance Budget allocations and meet 2026 and 2027 amortization and interest payments, in a changing international context with potential risks.

Rating H63.

Key Words: Foreign Bonds, Commercial Banks, Financing, Issuance, National Debt, Debt Service.

[1]	Establishing the Public Administration’s General Procurement Statutes.
[2]	Issued the Single Regulatory Decree of the Finance and Public Credit Sector.
[3]

Amending Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” with regard to public credit and similar transactions, debt management and related transactions.

[Translation from Spanish]

TABLE OF CONTENT

1.	INTRODUCTION	7

2.	BACKGROUND	8

2.1	CONPES 4154 Document	8

2.1.1	Issuance of 2028, 2032 and 2036 Global Bonds.	8

2.1.2	Issuance of 2029, 2031 and 2033 Global Bonds	10

2.1.3	Commercial Credit with Sumitomo Mitsui Banking Corporation	10

2.2	CONPES 4163 Document	11

3.	JUSTIFICATION: FINANCING NEEDS	11

4.	MARKET CONTEXT	16

4.1	Global Macroeconomic Performance	16

4.2	United States	17

4.2.1	Monetary policy and interest rates	18

4.2.2	Fiscal policy	21

4.3	Euro Zone	21

4.3.1	Monetary policy and interest rates	21

4.3.2	Economic and fiscal policy	22

4.4	Colombia	23

4.4.1	Macroeconomic performance	23

4.4.2	Monetary policy	24

4.4.3	Fiscal policy	25

4.4.4	Risk perception	27

4.4.5	Credit Rating	28

4.4.6	Financing Levels	28

4.4.7	External financing strategy	30

4.4.8	Thematic bonds	32

4.4.9	Other Financing Sources	34

5.	OBJECTIVES	35

6.	RECOMMENDATIONS	36

	BIBLIOGRAPHY	37

[Translation from Spanish]

CHARTS

Chart 1. GNC 2027 Foreign Debt Service (a)	14
Chart 2. IMF Changes to Global Growth Expectations	16
Chart 3. United States Treasury and Federal Reserve Rate	18
Chart 4. Forecast for 5-year U.S. Treasury Securities	19
Chart 5. Forecast for 10-year U.S. Treasury Securities	20
Chart 6. Forecast for 30-year United States Treasury Securities(a)	20
Chart 7. Performance of the 6-month Euribor and the 10-year German benchmark bond	22
Chart 8. Monetary policy interest rate	25
Chart 9. Inflation (CPI)	25
Chart 10. EMBI+ Trends	27
Chart 11. Benchmark Dollar-denominated Bonds and Spread over 5-year Treasury	29
Chart 12. Dollar-denominated Benchmark Bonds & Spread over 10-year Treasury	30
Chart 13. Dollar-denominated Benchmark Bonds & Spread over 30-year Treasury	30
Chart 14. Evolution of the USD Yield Curve, 2023–2026(a)	31
Chart 15. EUR Yield Curve	31

TABLES

Table 1. General Terms and Conditions for the Issuance of Global Bonds	9
Table 2. General Conditions for the Issuance of Global Bonds in January 2026	10
Table 3. General Terms and Conditions of the Bilateral Loan Signed December 2025	11
Table 4. GNC 2026 – Sources and Use (a)	12
Table 5. GNC 2027 – Sources and Use (a)	13
Table 6. Available National Government Borrowing Capacity as of August 14, 2026	15
Table 7. Colombia’s Sovereign Ratings	28
Table 8. Green TES auctions	32
Table 9. Issuance of Social Bonds	34

[Translation from Spanish]

ACRONYMS AND ABBREVIATIONS

BPS	BASIS POINTS
CHF	SWISS FRANC
CONFIS	SUPERIOR COUNCIL FOR FISCAL POLICY
CONPES	NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY
CPI	CONSUMER PRICE INDEX
DANE	NATIONAL ADMINISTRATIVE DEPARTMENT OF STATISTICS
ECB	EUROPEAN CENTRAL BANK
EMBI+	EMERGING MARKETS BOND INDEX
EUR	EUROS
EURIBOR	EURO INTERBANK OFFERED RATE
FED	FEDERAL RESERVE
FOMC	FEDERAL OPEN MARKET COMMITTEE
GDP	GROSS DOMESTIC PRODUCT
GNC	CENTRAL NATIONAL GOVERNMENT
IMF	INTERNATIONAL MONETARY FUND
MFMP	MEDIUM-TERM FISCAL FRAMEWORK
P.P.	PERCENTAGE POINTS
S&P	STANDARD & POOR’S GLOBAL RATINGS
SMBC	SUMITOMO MITSUI BANKING CORPORATION
TES	TREASURY BONDS (COLOMBIA)
USD	US DOLLARS

[Translation from Spanish]

1.	INTRODUCTION

This document submits to the consideration of the National Council for Economic and Social Policy (CONPES) a favorable opinion for the Nation to engage in transactions related to foreign public, such as transactions in foreign capital markets, and/or foreign loans through commercial banks, to pre-finance, or finance, 2026 and 2027 Budget Allocations for up to US$ 13.4 Billion, or its equivalent in another currency. The above, in accordance with the provisions of Paragraph 2, Article 414 of Law 80 of 19935 and Part 2, Book 2 of Decree 1068 of 20156, amended by Decree 1575 of 2022.7

Thus, by having the necessary authorizations to access various financing sources the Nation is empowered to (i) finance and/or pre-finance the needs for fiscal year 2026 and 2027; (ii) achieve timely access to international markets; (iii) diversify investor base and financing sources; and (iv) fulfill the strategic objective of building liquid and efficient yield curves.

This document is divided into six sections, including the introduction. The second section contains a background, with information related to the nation’s bond issuances and the most recent foreign loan from commercial banks. The third section justifies the need for financing and/or pre-financing for the 2026 and 2027 fiscal year. The fourth section presents the market context; in particular the performance of the US, Eurozone, and Japanese economies, as well as the Colombian economy. The fifth section presents the objectives to be achieved with this document, and finally, the sixth section submits recommendations to CONPES.

[4]	Article 41, Paragraph 2 provides:

Without prejudice to the provisions of special laws, for the purposes of this law public credit transactions are considered to be the transactions aiming to provide the entity with resources with a repayment term, including contracting of loans, issuance, subscription and placement of bonds and securities, supplier credits, and granting guarantees for payment obligations by state entities (Paragraph 2, Article 41, Law 80 of 1993).

Likewise, it also stipulates that:

For the management and execution of any foreign credit transactions, and similar transactions by State entities, and for domestic public credit transactions, and similar transactions by the Nation and its decentralized entities. In addition, to grant the Nation’s guarantee an authorization by the Ministry of Finance and Public Credit will be required, subject to a prior favorable opinion by the National Council for Economic and Social Policy (CONPES) and the National Planning Department (Paragraph 2, Article 41, Law 80 of 1993).

[…]

In any case, the Nation’s foreign public credit transactions, and transactions guaranteed by the Nation, with a term exceeding one year, shall require prior approval by the Interparliamentary Commission on Public Credit (Paragraph 2, Article 41, Law 80 of 1993).

[…]

The transactions referred to in this article to be executed abroad shall be subject to the jurisdiction agreed upon in the contracts (Paragraph 2, Article 41, Law 80 of 1993).

[5]	Through which the General Statute of Public Administration Contracting was issued.
[6]	Whereby the Single Regulatory Decree of the Treasury and Public Credit Sector was issued.
[7]

Whereby Title 1, Part 2, Book 2 of Decree 1068 of 2015 “Single Regulatory Decree of the Treasury and Public Credit Sector” was amended with regard to public credit transactions, debt management and related operations.

[Translation from Spanish]

2.	BACKGROUND

2.1	CONPES 4154 Document

Through CONPES Document 4154, “Favorable Opinion for the Nation to Engage in Transactions Operations Related to Foreign Public Credit to Finance and/or Pre-finance Budgetary Allocations for Fiscal Years 2025 and 2026 Up to the Sum of USD 10.1 billion, or its equivalent in other currencies” approved on July 23, 2025, the Nation received a favorable opinion from CONPES to engage in foreign public credit transactions to finance and/or pre-finance budgetary allocations for fiscal years 2025 and 2026 up to the sum of USD 10.1 billion, or its equivalent in other currencies, distributed as follows: USD 7.6 billion in international capital markets and USD 2.5 billion in commercial banks foreign loans.

Drawing upon this authorized limit, the National Government carried out two transactions in international capital markets to: (i) finance 2025 budgetary requirements, and (ii) finance 20268 budgetary requirements, totaling USD 7.6 billion—as detailed in sections 2.1.1 and 2.1.2—thereby fully exhausting the limit authorized for capital markets. Additionally, the National Government secured a loan from commercial banks totaling USD 500 million to finance and/or pre-finance budgetary allocations for the 2025 and 2026 fiscal years, as detailed in section 2.1.3. This left an authorized but unused balance of USD 2 billion, which is now incorporated into this new request to keep this financing source available—whether through bonds or foreign loans.

2.1.1	Issuance of 2028, 2032 and 2036 Global Bonds.

On September 10, 2025 the Nation issued three global bonds for a total amount of EUR 4.1 billion, broken down as follows:

[8]

The second transaction, carried out in January 2026, totaled USD 4,950 million and drew upon two authorizations: the remaining USD 3,620 million from CONPES Document 4154 (following the September transaction) and USD 1,330 million from CONPES Document 4163.

[Translation from Spanish]

Table 1. General Terms and Conditions for the Issuance of Global Bonds in September 2025

Global Bond	Maturity	Nominal amount, original currency	Equivalent amount USD (a)	Yield	Coupon
2028 Global Bond	Sept. 19, 2028	EUR 1.450 million	USD 1.705 million	3.750%	3.750%
2032 Global Bond	Sept. 19, 2032	EUR 1.450 million	USD 1.705 million	5.125%	5.000%
2036 Global Bond	Sept. 19, 2036	EUR 1.200 million	USD 1.411 million	5.750%	5.625%

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Note: (a) The equivalent amount in USD was calculated using the USD to EUR exchange rate as of September 19, 2025—the date the transaction was executed—namely, USD 1.17590 per EUR 1.

Of the total amount issued, EUR 3,385 million—equivalent to USD 3,980 million—was used to fund budgetary allocations for the 2025 fiscal year. Additionally, EUR 715 million—equivalent to USD 841 million—was part of a debt management operation involving the partial replacement of a global bond denominated in EUR, which matures in March 2026.

In accordance with Article 2.2.1.1.2 of Decree 1068 of 2015, as amended by Decree 1575 of 2022, public debt management operations do not constitute new financing, nor do they affect the authorized debt ceiling.

Consequently, following the completion of this transaction, an authorized but unused capacity of USD 3,620 million—or its equivalent in other currencies—remains available for conducting foreign public credit operations in the international capital markets.

[Translation from Spanish]

2.1.2	Issuance of 2029, 2031 and 2033 Global Bonds

On January 13, 2026, the Nation issued three global bonds totaling USD 4.950 billion to finance budget allocations for the 2026 fiscal year, broken down as follows:

Table 2. General Conditions for the Issuance of Global Bonds in January 2026

Global Bond	Maturity	Nominal amount USD	Yield	Coupon
2029 Bond	21 Jan 2029	2,000,000,000	5.650%	5.375%
2031 Bond	21 Jan 2031	1.475.000.000	6,350%	6.125%
2033 Bond	21 Jan 2033	1.475.000.000	6.750%	6.500%

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Of the total amount issued, USD 3,620 million was charged against the quota established by CONPES Document 4154—thereby exhausting the amount authorized therein—while the remaining USD 1,330 million was charged against the quota authorized by CONPES Document 4163. The latter document provides a favorable opinion for the nation to enter into foreign public credit operations—such as transactions in international capital markets and/or foreign loans from commercial banks—to finance and/or pre-finance budgetary allocations for the 2026 fiscal year, up to a total of USD 4,000 million or its equivalent in other currencies.

2.1.3	Commercial Credit with Sumitomo Mitsui Banking Corporation

On December 11, 2025, the Nation entered into an foreign loan agreement with Sumitomo Mitsui Banking Corporation (SMBC) structured as a multi-currency facility9 (70% in euros and 30% in Swiss francs [CHF]), for an amount equivalent to USD 500 million, maturing in December 2028. The funds are intended to finance and/or pre-finance budgetary allocations for the 2025 and 2026 fiscal years. The terms of the loan are shown below in Table 3.

[9]

The credit structure was negotiated on a multi-currency basis, meaning the credit is denominated in two different currencies: euros and Swiss francs. However, it was agreed that the US dollar would serve as the operating currency.

[Translation from Spanish]

Table 3. General Terms and Conditions of the Bilateral Loan Signed December 2025

	Original Currency Amount	Equivalent in USD	Interest Rate %	Amortization
Euros	EUR 297,694,990.22	350.000.000	4.0965	At maturity
Swiss Francs	CHF 119,017,500.00	150.000.000	1.9260	At maturity

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Note: (a) The fixing rate used for Euros is 1.1757, and for Swiss Francs is 0.79345.

2.2	CONPES 4163 Document

Through CONPES Document 4163, approved on October 14, 2025, the National Government received a favorable opinion from CONPES to undertake foreign public credit operations—such as transactions in international capital markets and/or foreign loans from commercial banks—to finance and/or pre-finance budget allocations for the 2026 fiscal year, up to a total of USD 4 billion (or its equivalent in other currencies).

Drawing partially upon this authorization—as noted in section 2.1.2—the National Government executed a transaction in international capital markets to cover 2026 budgetary requirements, totaling USD 4.95 billion. Of this amount, USD 3.62 billion was charged against the authorization granted under CONPES Document 4154, while the remaining USD 1.33 billion was charged against the authorization granted under CONPES Document 4163. Consequently, an unused authorized capacity of USD 2.67 billion remains; this amount is now incorporated into this new request, in line with updated financing requirements.

3.	JUSTIFICATION: FINANCING NEEDS

The Superior Council for Fiscal Policy (Confis), in its in-person session on August 25, 2026, and in accordance with the provisions of Articles 7 and 26 of the Organic Budget Statute10, approved the update to the Financial Plan for the 2026 and 2027 fiscal years for the Central National Government (CNG). As part of this update, the CNG’s statement of Sources and Uses of Financing for 2026 and 2027 was adjusted as follows:

[10]	Adopted via Decree 111 of 1996, “which consolidates Law 38 of 1989, Law 179 of 1994, and Law 225 of 1995, which together constitute the organic budget statute.”

[Translation from Spanish]

Table 4. GNC 2026 – Sources and Use (a)

Source	USD Millions	Thousand Million Pesos	Use	USD Millions	Thousand Million Pesos
		186,242			186,242
Disbursement		151,047	To finance deficit		143.996
Foreign	11,931	40,797	Primary balance		67,365
Domestic		110,250	Domestic interest		67,277
			Foreign interest	2,576	9,354
			Amortization		14,875
Treasury transactions		6,194	Foreign	2,770	10,130
			Domestic		4,745
			Treasury Transactions		21,805
Accrual adjustments		2,781	Payments obligations with TES and debt service		439
Initial availability		26,220	Final availability		5,128

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Note: (a) Projected figures

For 2026, a financing deficit of 143,996 billion pesos is projected, of which 67,365 billion pesos correspond to the primary balance, 67,277 billion pesos to domestic interest, and 9,354 billion pesos to foreign interest.

Meanwhile, total debt amortizations amount to 14,875 billion pesos, of which 10,130 billion pesos correspond to foreign amortizations and 4,745 billion pesos to domestic amortizations. Regarding foreign debt, total debt service is projected at USD 5,347 million, of which USD 2,770 million corresponds to amortizations and USD 2,576 million to interest.

[Translation from Spanish]

Consequently, annual foreign financing requirements are projected at USD 11,931 million, as shown in Table 4. Of this amount, as of August 31, 2026, USD 5,604 million has been disbursed through global bond issuances and loans from multilateral banks, leaving a remaining financing balance of USD 6,327 million.

Of this balance, USD 4,637 million is expected to be raised through the issuance of global bonds and/or foreign loans from commercial banks, while the remaining USD 1,690 million would come from multilateral banks. This would make it possible to: (i) cover all projected financing needs for the 2026 fiscal year; and (ii) maintain an adequate liquidity position to address potential financing requirements or contingencies that may arise toward the end of the fiscal year or at the beginning of 2027.

Table 5. GNC 2027 – Sources and Use (a)

Source	USD Millions	Thousand Million Pesos	Use	USD Millions	Thousand Million Pesos
		226,278			226,278
Disbursement		238,608	To finance deficit		200,410
Foreign	26,101	87,724	Primary balance		95,683
Domestic		150,884	Domestic interest		89,607
			Foreign interest	4,491	15,121
			Amortization		57,219
			Foreign	3,755	14,429
Treasury transactions		12,532
			Domestic		42,791
Accrual adjustments		10,010	Payments obligations with TES		500
Initial availability		5,128	Final availability		8,149

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Note: (a) Projected figures

[Translation from Spanish]

On the other hand, for the year 2027, a deficit requiring financing of 200,410 billion pesos is projected, of which 95,683 billion pesos correspond to the primary balance, 89,607 billion pesos to domestic interest, and 15,121 billion pesos to foreign interest.

Meanwhile, total debt amortizations amount to 57,219 billion pesos, of which 14,429 billion pesos correspond to foreign amortizations and 42,791 billion pesos to domestic amortizations.

Regarding foreign debt, total debt service is projected at USD 8,246 million, of which USD 3,755 million corresponds to amortizations and USD 4,491 million to interest.

Consequently, foreign financing requirements for 2027 are projected at USD 26,101 million, as shown in Table 5—an amount representing approximately 37% of the total disbursements anticipated for that year. Of this total, it is estimated that approximately USD 2,700 million will need to be financed during the first four months of the year to ensure timely foreign debt service, as illustrated in Chart 1.

Chart 1. GNC 2027 Foreign Debt Service (a)

Bonds   Multilateral   Commercial

Organizations Banks

Source: DNP (2026) with information from the Ministry of Finance and Public Credit (2026

Note: (a) Debt service includes amortization and interest. Projected figures

[Translation from Spanish]

Furthermore, this request is supported by the borrowing limits approved for the Nation by the Congress of the Republic, as shown in Table 6.

Table 6. Available National Government Borrowing Capacity as of August 14, 2026

USD Million

Quota and Allocations(a)	Amount
(A) Quota authorized by Law 533 of 1999:	12,000
B) Quota authorized by Law 781 of 2002:	16,500
(C) Quota authorized by Law 1366 of 2009:	4,500
(D) Quota authorized by Law 1624 of 2013:	10,000
(E) Quota authorized by Law 1771 of 2015:	13,000
(F) Quota authorized by Law 2073 of 2020:	14,000
(G) Quota authorized by Law 2382 of 2024	17,607
(H) Authorized (A)+(B)+(C)+(D)+€+(F)+(G) quotas	87,607
(I) Bond allocations	75,326
(J) Multilateral and other allocations	54,081
(K) Total allocations (I)+(J)	129,407
(L) Bond amortizations	38,309

Quota and Allocations(a)	Amount
(M) Multilateral and other amortizations	19,801
(N) Total amortizations (L)+(M)	58,110
(O) Cancellation of unused amounts	963
(P) Net allocations (K) - (N) - (O)	70,334
Nation’s Available borrowing capacity (H) - (P)	17,276

Source: Ministry of Finance and Public Credit (2026).

Note: (a) In accordance with the provisions of Article 6 of Decree 519 of 2020, amortizations that did not affect the domestic and foreign borrowing capacity established under Law 1771 of 2015—and prior laws related thereto—are excluded.

Given that: (i) the credit lines available to the Nation from multilateral and bilateral institutions are limited; (ii) an environment of high volatility and uncertainty persists in international capital markets; and (iii) a significant proportion of foreign debt maturities is concentrated in the first half of 2027, Colombia needs to strengthen its capacity and flexibility to finance and/or pre-finance, in a timely manner, the allocations set out in the General National Budget.

[Translation from Spanish]

Securing the necessary authorizations will make it possible to anticipate a potential economic slowdown or a tightening of global financial conditions, and to take advantage of any market windows that may arise in international capital markets within the current context.

4.	MARKET CONTEXT

4.1	Global Macroeconomic Performance

The International Monetary Fund (IMF) growth report from April 2026 projected 3.1% growth for the global economy (revised downward by 0.2 percentage points [p.p.] compared to the January projection), 1.8% for advanced economies, and 3.9% for emerging economies by the end of 2026, as shown in Chart 2.

Global growth forecasts for 2026 were revised downward due to disruptions stemming from the conflict in the Middle East—though these were partially offset by the carry-over effect of recent positive data and a reduction in tariff rates. Global headline inflation is expected to rise slightly before declining again in 2027 (IMF, 2026).

Chart 2. IMF Changes to Global Growth Expectations

Annual GDP

Jan. 2026   April 2026

World Economy      Advanced Economies     Emerging Economies

Source: Ministry of Finance and Public Credit, with information from the IMF (2026).

[Translation from Spanish]

The balance of risks to the economic outlook remains tilted to the downside. A prolongation or escalation of geopolitical conflicts, greater global fragmentation, a revision of productivity expectations associated with artificial intelligence, or an intensification of trade tensions could significantly affect economic growth and trigger episodes of volatility in financial markets.

Furthermore, high levels of public debt and the erosion of institutional credibility increase macroeconomic vulnerabilities. Conversely, growth could exceed expectations if productivity gains derived from artificial intelligence materialize more rapidly than anticipated, or if trade tensions subside in a sustained manner (IMF, 2026).

4.2	United States

Inflation in the United States remains above the 2% target set by the Federal Open Market Committee (FOMC). The Consumer Price Index (CPI) reached its peak in June 2022 at 9.1%—a level not seen since 1981—driven by an acceleration in retail food and energy prices, as well as a tight labor market. The most recent CPI figure, for July 2026, stood at 3.4%.

Increases in airfares, medical care, communications, education, and used vehicles were the primary factors contributing to the monthly rise. These upward shifts were partially offset by decreases in energy costs, motor vehicle insurance, and lodging away from home (Bureau of Labor Statistics, 2026). Furthermore, as shown in Chart 3, yields on U.S. Treasury securities reached their highest levels in over a decade during the second half of 2023 and remain elevated.

[Translation from Spanish]

Chart 3. United States Treasury and Federal Reserve Rate

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026)

4.2.1	Monetary Policy and Interest Rates

After maintaining the federal funds rate at levels near 0% since March 15, 2020—the date that marked the onset of the COVID-19 pandemic—the FOMC initiated a monetary tightening cycle in March 2022, which resulted in the benchmark rate reaching 4.50% by December of that year. Subsequently, during its meetings in February, March, and May 2023, the Committee approved further increases that brought the rate to 5.25%. In June 2023, the FOMC decided to keep the target range unchanged, though it signaled that additional upward adjustments might be appropriate. Consequently, in July 2023, the rate was increased by 25 basis points (bps), bringing it to 5.50%, as shown in Chart 3. Between September 2023 and July 2024, the target range remained unchanged. Later, in September and October 2024, the Committee lowered the rate by a total of 50 bps, bringing it to 4.50%; in December of that same year, it approved an additional 25 bps cut, setting the target range between 4.25% and 4.50%. Throughout 2025, the FOMC continued its monetary easing process through three further reductions. As a result, the target range stood at 4.00%–4.25% in September, 3.75%–4.00% in October, and, finally, 3.50%–3.75% in December. So far in 2026, the federal funds rate has remained unchanged within this latest range (FED, 2026).

[Translation from Spanish]

Furthermore, in response to persistent inflationary pressures and a robust labor market, the FOMC adjusted its balance sheet policy starting in late 2021. In November of that year, it began a gradual reduction of its net monthly asset purchases and accelerated this process throughout 2022. Consequently, between June 1, 2022, and October 31, 2025, the Federal Reserve’s securities holdings decreased by approximately USD 2.2 trillion.

In addition, on December 10, 2025, the FOMC announced that it considered reserve balances to have reached a level of “abundant reserves” and that it would begin purchasing short-term Treasury securities, as needed, to maintain an abundant supply of reserves on an ongoing basis. These measures are consistent with the FOMC’s plans, which state that once the Committee determines that reserve balances are at an abundant level, it will manage its securities holdings as necessary to maintain an appropriate level of reserves over time (FED, 2026).

Regarding market expectations, according to a survey of analysts conducted by Bloomberg in August 2026, yields on United States Treasury securities were expected to remain at elevated levels throughout the third quarter of 2026. Specifically, for five-year securities, yields were estimated to fall within a range of 4.19% to 4.65% (Chart 4); for ten-year securities, between 4.50% and 4.95% (Chart 5); and for thirty-year securities, between 5.00% and 5.35% (Chart 6).

Chart 4. Forecast for 5-year U.S. Treasury Securities

Low       High        Average

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Note: (a) The forecasts are the average of responses from approximately 29 analysts.

[Translation from Spanish]

Chart 5. Forecast for 10-year U.S. Treasury Securities

Low        High       Average

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Note: (a) The forecasts are the average of responses from approximately 39 analysts.

Chart 6. Forecast for 30-year United States Treasury Securities(a)

Low        High       Average

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Note: (a) The forecasts are the average of responses from approximately 29 analysts.

In this scenario, the Treasury yield curve could continue to face upward pressure, which would cause financing costs for all agents—particularly sovereign and corporate issuers in emerging economies—to keep rising, as was observed throughout 2022, 2023, 2024, and 2025; a trend that has persisted thus far in 2026.

[Translation from Spanish]

4.2.2	Fiscal Policy

Assuming that current laws governing taxes and spending remain in place, the U.S. Congressional Budget Office (2026) projects a federal budget deficit of $1.9 trillion for 2026—an increase of $78 billion over the deficit reported for 2025. Relative to the size of the economy, the 2026 deficit is expected to reach 5.8% of GDP, the same level as at the end of 2025. Furthermore, a budget deficit of $1.9 trillion is projected for 2027, representing 5.7% of GDP.

According to the latest report from the Congressional Budget Office (2026), federal spending for 2026 is projected at $7.4 trillion, or 23.3% of the 2026 GDP. For 2027, federal spending is estimated at $7.8 trillion, equivalent to 23.3% of the 2027 GDP.

Meanwhile, tax revenues are estimated at USD 5.6 trillion for 2026, representing 17.5% of the 2026 GDP; for 2027, revenues are projected at USD 5.9 trillion, corresponding to 17.7% of the 2027 GDP.

Furthermore, debt for 2026 is estimated to be close to USD 32 trillion—equivalent to 100.6% of GDP—which represents an increase from the 99.4% of GDP recorded in 2025. By 2027, debt is projected to rise to 102.1% of GDP, reaching 120.2% by the end of 2036. This constitutes the highest level of indebtedness in United States history, and it is expected to grow even further over the following two decades (Congressional Budget Office of the United States of America, 2026).

4.3	Euro Zone

4.3.1	Monetary policy and interest rates

On June 11, 2026, the Governing Council of the ECB decided to reduce its three key interest rates11 by 25 basis points. Consequently, the interest rate on the main refinancing operations, the marginal lending facility, and the deposit facility now stand at 2.40%, 2.65%, and 2.25%, respectively (ECB, 2026a).

[11]	The interest rate on the main refinancing operations, the interest rates on the marginal lending facility and the deposit facility.

[Translation from Spanish]

As a result of these monetary policy easing decisions, yields on euro area sovereign debt saw a marked decline during the second half of 2024 and throughout 2025. This is reflected in the performance of the Euro Interbank Offered Rate (Euribor)12 and 10-year German government bonds, which shifted from negative levels in 2022 to approximately 2.77% and 3.32%, respectively, as shown in Chart 7.

Chart 7. Performance of the 6-month Euribor and the 10-year German benchmark bond

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Meanwhile, the portfolios under the Asset Purchase Programme and the Pandemic Emergency Purchase Programme continue to decline at a measured and predictable pace, as the ECB has ceased reinvesting principal payments from maturing securities (ECB, 2026a).

Furthermore, inflation in Europe stood at 2.9% in July 2026 (ECB, 2026). Services were the primary contributor to inflation in the euro area, followed by energy, non-energy industrial goods, and food, alcohol, and tobacco—all of which also exerted upward pressure on this indicator (Eurostat, 2026).

4.3.2	Economic and Fiscal Policy

Short-term indicators point to moderate economic growth in the near future, as rising energy prices and heightened uncertainty weigh on domestic demand. In particular, as increased energy costs reduce real disposable income and erode consumer confidence, household consumption growth is projected to slow significantly this year.

[12]	Euribor, named after its English-language designation: Euro Interbank Offered Rate

[Translation from Spanish]

Regarding the foreign sector, export growth is expected to remain constrained by persistent competitiveness challenges, which will continue to result in a loss of market share for euro area exporters in international markets. In the baseline scenario, annual real GDP growth is projected at 0.8% in 2026, 1.2% in 2027, and 1.5% in 2028 (ECB, 2026).

4.4	Colombia

4.4.1	Macroeconomic Performance

After achieving a high growth rate of 7.3% in 2022—double the 3.5% global growth rate that same year and surpassing the expansion seen in Latin American and Caribbean countries (3.9%)—GDP momentum slowed in 2023, according to the Banco de la República (2024a). GDP grew by 0.6% that year, followed by a slight recovery in 2024 and 2025, with growth rates of 1.7% and 2.6%, respectively.

The National Administrative Department of Statistics (DANE) reported that, during the first quarter of 2026, GDP grew by 2.2% compared to the same period in 2025. This growth was driven by the public administration and defense, education and health, wholesale and retail trade, transport and storage, accommodation and food services, and manufacturing sectors (DANE, 2026).

According to the Banco de la República (2026a), the recovery observed in 2025 resulted from: (i) a strengthening of domestic demand, fueled by an increase in household consumption; (ii) a sustained rise in disposable income, linked to an increase in the minimum wage, higher employment levels, growth in workers’ remittances, and greater income from coffee production; (iii) increased momentum in public consumption; and (iv) a moderate recovery in fixed investment, driven primarily by investment in machinery and equipment.

Looking ahead to 2026, the economy is projected to expand by 2.5%, driven primarily by household and government consumption. However, in the second half of the year, the contribution of these components to economic activity is expected to moderate, due to heightened inflationary pressures, the contractionary nature of monetary policy, and a reduced contribution from public spending (Ministry of Finance and Public Credit, 2026).

[Translation from Spanish]

For 2027, growth of 1.8% is forecast, linked to a smaller contribution from public consumption—particularly during the first half of the year—which would temper the pace of economic expansion. Nevertheless, this effect would be partially offset by the performance of fixed investment, which is expected to grow at a faster rate than the economy as a whole, driven largely by a recovery in civil engineering projects (Ministry of Finance and Public Credit, 2026).

The labor market performed positively in 2025. According to DANE (2026a), the unemployment rate stood at 8.0% in December 2025, representing a 1.1% decrease compared to the same month in 2024. In May 2026, the national unemployment rate was 8.0%, a reduction of 1.0 percentage point (p.p.) compared to the same month in 2025, when the rate was 9.0% (DANE, 2026b). Similarly, the unemployment rate across the 13 cities and metropolitan areas was 8.5%, a reduction of 0.5 p.p. compared to the same month in 2025 (9.0%). Finally, the overall labor force participation rate stood at 66.3%, a decrease of 0.3 p.p. compared to May 2025, when it was 66.6% (DANE, 2026b).

4.4.2	Monetary Policy

Throughout 2024, the monetary policy interest rate declined. In February 2024, the Board of Directors of the Banco de la República decided to reduce the interest rate once again by 25 bps (Banco de la República, 2024b); in March, it lowered it by 50 bps (Banco de la República, 2024c); in October, it reduced it by an additional 50 bps (Banco de la República, 2024d); and in December, it lowered it by another 25 bps, bringing it to 9.50% (Banco de la República, 2024e).

This downward trend continued into 2025. On April 30, 2025, the Board of Directors of the Banco de la República unanimously decided to reduce the interest rate by 25 bps, bringing it to 9.25% (Banco de la República, 2025d), where it remained unchanged until January 2026. During 2026, the monetary policy interest rate has risen: in January, the Board decided by a majority vote to increase it by 100 bps, bringing it to 10.25% (Banco de la República, 2026b); in March, it raised it by another 100 bps, reaching 11.25% (Banco de la República, 2026c); and in June, it was decided by a majority vote to increase it by 75 bps, bringing it to 12.0% (Banco de la República, 2026d) (see Chart 8).

[Translation from Spanish]

Chart 8. Monetary policy interest rate

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Finally, as shown in Graph 9, headline inflation stood at 6.03% in July 2026—1.13 percentage points higher than the headline inflation reported for the same period the previous year, which was 4.90%. This is primarily explained by an increase in the monthly variations across certain expenditure categories: restaurants and hotels; health; education; alcoholic beverages and tobacco; and furniture, household goods, and routine household maintenance (DANE, 2026).

Chart 9. Inflation (CPI)

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

4.4.3	Fiscal Policy

For 2026, the updated Financial Plan projects a fiscal deficit for the Central National Government (GNC) of 7.2% of GDP—1.9 percentage points higher than the figure forecast in the 2026 Medium-Term Fiscal Framework (MFMP), but 1.1 percentage points lower than the inertial fiscal scenario (Ministry of Finance and Public Credit, 2026).

[Translation from Spanish]

Developing this projection involved a comprehensive review of public finances, accounting for previously unrecorded expenditure obligations, constraints on implementing adjustments envisioned in the MFMP, and increased pressure on both primary and interest expenditures. Under the inertial scenario, the fiscal deficit would reach 8.2% of GDP, and the primary deficit would stand at 4.4% of GDP (Ministry of Finance and Public Credit, 2026).

In order to address these pressures, the updated Financial Plan incorporates adjustment measures totaling 21.9 trillion pesos through budget cuts and deferrals. This adjustment seeks to compensate for, among other factors, the non-realization of resources provided for in the 2026 Financing Law and other expenditure needs identified during the fiscal year (Ministry of Finance and Public Credit, 2026).

Regarding the fiscal rule, a deviation of 3.3 percentage points of GDP from the current target is estimated for 2026. The target for the structural net primary balance is set at 0.6% of GDP, incorporating adjustments provided for in the methodology related to the economic cycle, the oil cycle, one-off transactions, and the government’s financial returns (Ministry of Finance and Public Credit, 2026).

In addition, the CONFIS (Higher Council for Fiscal Policy) identified one-off transactions equivalent to 0.1% of GDP, primarily associated with resources allocated to addressing emergencies resulting from an earthquake and weather-related events that occurred during the fiscal year. As a result, the deviation from the fiscal rule would increase from 2.0% to 3.3% of GDP relative to what was contemplated in the 2026 Medium-Term Fiscal Framework (MFMP), though it would remain below the 4.4% of GDP deviation that would be recorded under the inertial scenario (Ministry of Finance and Public Credit, 2026).

For 2027, the updated Financial Plan projects revenues equivalent to 15.5% of GDP and expenditures of 24.9% of GDP, resulting in a fiscal deficit of 9.4% of GDP. This projection is based on a scenario that accounts for the nation’s fiscal obligations, excludes policy-based revenues that have not yet materialized, and incorporates austerity measures targeting expenditure components with the greatest scope for adjustment (Ministry of Finance and Public Credit, 2026).

[Translation from Spanish]

4.4.4	Risk Perception

During the first half of 2025, the perception of credit risk—as represented by the Emerging Markets Bond Index (EMBI+)—continued the upward trend observed since 2024. However, during the second half of 2025, the index recorded a sustained narrowing of its spreads, supported by improved international financial conditions, a moderation in global inflationary pressures, and an increased investor appetite for emerging market assets.

Throughout 2026, despite occasional, transient episodes of volatility linked to geopolitical tensions and uncertainty regarding the path of monetary policy in the United States, sovereign spreads in emerging markets have remained at historically low levels. This trend reflects the resilience of these economies and the continued interest of investors in this asset class.

At the regional level, Brazil continues to record the highest EMBI+ level (181) among its peers. Colombia, meanwhile, maintains a level lower than Brazil’s, though higher than that observed in some of its other regional peers.

Chart 10. EMBI+ Trends

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

[Translation from Spanish]

4.4.5	Credit Rating

Due to the shock of the COVID-19 pandemic—which triggered Colombia’s first economic recession in over two decades—the nation experienced a deterioration in its public finances in 2020, driven by spending pressures and lower revenues. This impacted the fiscal consolidation trajectory and caused debt to rise above 60% of GDP. Given this challenging landscape and the uncertainty surrounding the evolution of the COVID-19 pandemic, two credit rating agencies downgraded Colombia’s rating from BBB- to BB+ during the first half of 2021. In 2023, three rating agencies reaffirmed Colombia’s credit rating; however, in January and June 2024, S&P and Moody’s shifted their outlooks from stable to negative, respectively.

In March 2025, Fitch changed its outlook from stable to negative. Subsequently, in June 2025—reflecting the fiscal risks facing the country—Moody’s downgraded Colombia’s rating from Baa2 to Baa3 (with a stable outlook), while S&P downgraded it from BB+ to BB (with a negative outlook). Later, in December 2025 and April 2026, Fitch and S&P further adjusted Colombia’s ratings—Fitch from BB+ to BB (with a stable outlook) and S&P from BB to BB- (with a stable outlook)—as shown in Table 7 below.

Table 7. Colombia’s Sovereign Ratings

Agency	Long Term in Foreign Currency	Long term in local currency	Outlook	Date of change in rating or outlook
S&P	BB-	BB	Stable	April 8, 2026
Fitch	BB	BB	Stable	Dec. 16, 2025
Moody’s	Baa3	Baa3	Stable	June 26, 2025

Source: Ministry of Finance and Public Credit (2026a

4.4.6	Financing Levels

As shown in Figures 11, 12, and 13, while current financing rates stand at 6.10% for 5-year terms, 6.78% for 10-year terms, and 7.54% for 30-year terms—with spreads of 160, 203, and 229 basis points, respectively—rates reached as high as 8.85% and 8.64% in October 2023, with spreads of 385 and 355 basis points for 10-year and 30-year terms, respectively.

[Translation from Spanish]

In this context, it is essential to have the necessary authorizations in place to access new debt in a timely manner by taking advantage of favorable market windows. This helps mitigate the impact of foreign factors, such as fluctuations in benchmark interest rates, international inflation, and global geopolitical crises—including the war between Russia and Ukraine, the conflict in the Gaza Strip, and tensions in the Middle East, among others.

Chart 11. Benchmark Dollar-denominated Bonds and Spread over 5-year Treasury

Spread on 5-year US Treasury notes

5-year benchmark yield for Colombia

Average performance 2021–2026

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

[Translation from Spanish]

Chart 12. Dollar-denominated Benchmark Bonds & Spread over 10-year Treasury

Spread on 5-year US Treasury notes

5-year benchmark yield for Colombia

Average performance 2021–2026

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Chart 13. Dollar-denominated Benchmark Bonds & Spread over 30-year Treasury

Spread on 5-year US Treasury notes

5-year benchmark yield for Colombia

Average performance 2021–2026

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

4.4.7	Foreign Financing Strategy

In recent years, the national government has worked on arranging public credit operations with multilateral and bilateral organizations, development institutions, and other governments, as well as on the issuance, underwriting, and placement of public debt securities in international capital markets.

[Translation from Spanish]

Regarding global bond issuances, in recent years, the national government has carried out placements with maturities of 5, 10, 12, and 30 years (see Chart 14). Furthermore, on September 10, 2025, the national government returned to the international market for euro-denominated bonds, following nearly a decade without any issuances in this currency. This transaction, complemented by an additional issuance in November 2025, contributed to the diversification of the foreign debt portfolio. Chart 15 displays the national government’s euro-denominated yield curve.

Chart 14. Evolution of the USD Yield Curve, 2023–2026(a)

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

Chart 15. EUR Yield Curve

Source: Ministry of Finance and Public Credit, with information from Bloomberg (2026).

[Translation from Spanish]

4.4.8	Thematic Bonds

Financial markets increasingly reflect the importance that sustainable development holds for investors when making investment decisions. In recognition of this interest—as well as the relationship between environmental, social, and governance (ESG) factors and the performance of financial instruments—there has been a growing issuance of thematic bonds, primarily green, social, and sustainable bonds.

Table 8. Green TES auctions

Criteria				Relevant Information
Placement date	Sep 29, 2021		Oct 27, 2021	June 29, 2022	Dec 14, 2023	Dec 04,2023
Issuance				Mar 26, 2021
Maturity				Mar 26, 2031
Coupon %						7.00
Years						10
Rate %	7.560		7.880	11.550	10.059	10.700
Cash (Million Pesos)	835,525	(a)	650,000	500,000	975,000	927,245
Nominal Placed (million Pesos)	836,619		660,710	644,895	1,086,944	1,048,801
Bid to cover(b)	4.6		1.5	1	3.7	0.9
Greenium(c) (pbs)	7		11	-11	9	-35

Source: Ministry of Finance and Public Credit (2025).

Notes: (a) Includes the non-competitive placement carried out on October 8, 2021. (b) The ratio of demand for the security during the auction to the announced amount. (c) Basis points (bps) relative to the market closing rate for the conventional 2031 TES (Treasury bond).

[Translation from Spanish]

Since 2021, the country has engaged in these markets through: (i) the adoption and publication of Colombia’s sovereign green bond framework (Ministry of Finance and Public Credit, n.d.), via Resolution 1687 of July 19, 202113; (ii) the publication of the first portfolio of eligible green projects or expenditures; (iii) the publication of an opinion from an independent third party, Vigeo Eiris—part of Moody’s ESG Solutions; (iv) the issuance of treasury bonds (TES) in the local market—conducted through five auctions of a security maturing in 2031 (Table 8)—which made Colombia the second country in the region, after Chile, to issue sovereign green bonds, and the first to do so in the local market; and (v) the adoption of Colombia’s Sovereign Green, Social, and Sustainable Bond Framework (Ministry of Finance and Public Credit, n.d.), via Resolution 2063 of 2022.14

Finally, on November 7, 2023, the nation launched an operation in the international capital market, consisting of the issuance of a new 12-year social bond (valued at USD 1.25 billion) and a 30-year social bond (also valued at USD 1.25 billion). This transaction, totaling USD 2.5 billion, marked the first social financing operation via global bonds aimed at fulfilling the Sustainable Development Goals. Subsequently, on April 3, 2024, the national government reopened the 12-year global social bond for an amount of USD 650 million and the 30-year global social bond for an amount of USD 650 million, totaling USD 1.3 billion (see Table 9). These transactions are backed by the social portfolios for 2022, 2023, and 2024, which received a favorable opinion from an independent third party.15

[13]	Establishing the “Sovereign Green Bond Framework of Colombia” for the issuance of green bonds on behalf of the Nation in the local market and/or in international capital markets.
[14]

Whereby the “Sovereign Green, Social, and Sustainable Bond Framework of Colombia” is adopted, for the issuance of green, social, or sustainable bonds on behalf of the nation in the local market and/or in international capital markets.

[15]	Known as an SPO, based on the initials of the English term: “second-party opinion.”

[Translation from Spanish]

Table 9. Issuance of Social Bonds

Placement Date	2035	2053	Reopening GB 2035	Reopening GB 2053
Transaction date	Nov 7, 23	Nov 7, 23	Apr 3, 24	Apr 3, 24
Maturity	Nov 14, 35	Nov 14, 35	Nov 14, 35	Nov 14, 35
Coupon (%)	8.000	8.750	8.000	8.750
Years	12	30	12	30
Rate %	8.300	8.950	7.550	6.150
Nominal value (USD million)	1,250	1,250	650	650
Bid to cover		5.1		7.8

Source: Ministry of Finance and Public Credit (2025).

Notes: (a) Number of times the reference amount is oversubscribed relative to the amount announced during the issuance.

4.4.9	Other Financing Sources

Given the current international context of high market volatility and uncertainty, and pursuant to the provisions of Decree 1068 of 2015, the National Government is evaluating the execution of various public credit operations. Under the terms of Decree 1068 of 2015, these are defined as follows:

Transactions intended to provide a State entity with resources, goods, or services subject to a deferred payment term, as well as transactions where a State entity acts as a joint and several debtor or provides guarantees for monetary obligations subject to a deferred payment term. Such transactions include, among others, the contracting of loans (syndicated loans, secured syndicated loans), the issuance, underwriting, and placement of public debt securities (secured bonds), supplier financing, and the provision of guarantees for monetary payment obligations subject to a deferred payment term (Decree 1068, 2018: Art. 2.2.1.1.1).

[Translation from Spanish]

5.	OBJECTIVES

Within the context described in the preceding sections—specifically in 3. Justification: Financing Needs and 4. Market Context—this document sets out the following objectives:

1.

To ensure that the Nation obtains, well in advance, the necessary authorizations to access foreign financing through public credit operations, thereby securing the capacity and flexibility required to execute financing and/or pre-financing operations for the General National Budget, and ensuring the timely availability of resources to meet cash-flow requirements.

2.	To maintain sufficient flexibility to utilize the most favorable foreign financing source for the Nation, based on prevailing market conditions.

3.	To diversify the investor base by accessing various sources of financing within the foreign market.

4.

To gain timely access to international capital markets and reduce liquidity premiums through the development of efficient yield curves that serve as a benchmark, facilitating access to financing for Colombian public and private-sector issuers, while financing and/or pre-financing the requirements of the General National Budget.

[Translation from Spanish]

6.	RECOMMENDATIONS

The National Planning Department and the Ministry of Finance and Public Credit recommend that the National Council for Economic and Social Policy:

1.

Issue a favorable opinion for the Nation to enter into transactions related to foreign public credit—such as operations in international capital markets and/or foreign loans through commercial banks—to finance and/or pre-finance Budgetary allocations for the 2026 and 2027 fiscal years, for an amount of up to USD 13.4 billion, or its equivalent in other currencies.

[Translation from Spanish]

BIBLIOGRAPHY

•

Banco de la República. (March 2024a). Report from the Board of Directors to the Congress of the Republic. Available at chromeextension://efaidnbmnnnibpcajpcglclefindmkaj/https://repositorio.banrep.gov.co/server/api/core/bitstreams/0d5d739f-a3b3-4635-a574-8256959c5565/content

•

Banco de la República. (Feb 05, 2024b). Banrep Minutes: The Board of Directors of the Bank of the Republic decided by majority to reduce the monetary policy interest rate by 25 basis points (bps) to 12,75%. Available at: https://www.banrep.gov.co/es/noticias/minutas-banrep-enero-2024

•

Banco de la República. (22 March 2024c). The Board of Directors of the Bank of the Republic decided by majority vote to reduce the monetary policy interest rate by 50 basis points (bps) to 12,25%. Available at: https://www.banrep.gov.co/es/noticias/juntadirectiva-marzo-2024

•

Banco de la República. (31 October 2024d). The Board of Directors of the Bank of the Republic decided by majority vote to reduce the monetary policy interest rate by 50 basis points (bps) to 9,75%. Available at: https://www.banrep.gov.co/es/noticias/junta-directiva-octubre-2024

•

Banco de la República. (20 December 2024e). The Board of Directors of the Bank of the Republic decided by majority vote to reduce the monetary policy interest rate by 25 basis points (bps) to 9,5%. Available at: https://www.banrep.gov.co/es/noticias/junta-directiva-diciembre-2024

•	Banco de la República. (June 2025c). Consumer Price Index (CPI). Available at: Banco de la República: https://uba.banrep.gov.co/htmlcommons/SeriesHistoricas/precios-inflacion.html

•

Banco de la República. (30 April 2025d). The Board of Directors of the Bank of the Republic unanimously decided to reduce the monetary policy interest rate by 25 basis points (bps) to 9,25%. Available at: https://www.banrep.gov.co/es/noticias/junta-directiva-abril-2025

[Translation from Spanish]

•

Banco de la República. (March 2026a). Report from the Board of Directors to the Congress of the Republic. Available at: https://www.banrep.gov.co/es/publicacionesinvestigaciones/informe-junta-directiva-congreso/marzo-2026

•

Banco de la República. (04 February 2026b). BanRep Minutes: The Board of Directors of the Bank of the Republic decided by majority vote to increase the monetary policy interest rate by 100 basis points (bps) to 10,25%. Available at: https://www.banrep.gov.co/es/noticias/minutas-banrep-enero-2026

•

Banco de la República. (07 April 2026c). BanRep Minutes: The Board of Directors of the Bank of the Republic decided by majority vote to increase the monetary policy interest rate by 100 basis points (bps) to 11,25%. Available at: https://www.banrep.gov.co/es/noticias/minutas-banrep-marzo-2026

•

Banco de la República. (03 July 2026d). BanRep Minutes: The Board of Directors of the Bank of the Republic decided by majority vote to increase the monetary policy interest rate by 75 basis points (bps) to 12%. Available at: https://www.banrep.gov.co/es/noticias/minutas-banrep-junio-2026

•	European Central Bank. (June 2026). European Central Bank. Available at https://www.ecb.europa.eu/stats/macroeconomic_and_sectoral/hicp/more/html/ data.en.html

•

European Central Bank. (June 2026). Eurosystem staff macroeconomic projections for the euro area. Available at: chromeextension://efaidnbmnnnibpcajpcglclefindmkaj/https://www.ecb.europa.eu/pub/pdf/other
/ecb.projections202606_eurosystemstaff~a495110f8d.en.pdf

[Translation from Spanish]

•	European Central Bank. (11 June 2026a). Monetary policy statement. Available at: https://www.ecb.europa.eu/press/pr/date /2026/html/ecb.mp260611~4d41bd5e83.en.html

•	Bloomberg. (26 June 2026). Bloomberg. Retrieved on July 3, 2025

•	Bureau of Labor Statistics. (2026). Economic News Releases. Available at: https://www.bls.gov/news.release/pdf/cpi.pdf

•	National Administrative Department of Statistics. (August 2026). Consumer Price Index (CPI) Report. Available at: https://www.dane.gov.co/ files/operaciones/IPC/jul2026/bol-IPC-jul2026.pdf

•

National Administrative Department of Statistics. (15 May 2026). Gross Domestic Product (GDP). Available at chromeextension:// efaidnbmnnnibpcajpcglclefindmkaj/https://www.dane.gov.co/files/operaciones/PIB/bol-PIB-Itrim2026.pdf

•

National Administrative Department of Statistics. (30 January 2026a). Key labor market indicators, December 2025. Available at chrome38 extension://efaidnbmnnnibpcajpcglclefindmkaj/https://www.dane.gov.co/files/operaciones/GEIH/bol-GEIH-dic2025.pdf

•

National Administrative Department of Statistics. (30 June 2026b). Key Labor Market Indicators – May 2026. Available at chromeextension://efaidnbmnnnibpcajpcglclefindmkaj/https://www.dane.gov.co/files/operaciones/GEIH/bol-GEIH-may2026.pdf

•	Eurostat. (8 of 2026). Annual inflation up to 2.9% in the euro area. Available at https://ec.europa.eu/eurostat/web/products-euro-indicators/w/2-19082026-ap

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Federal Reserve System. (May 2026). Federal Reserve Balance Sheet Developments. Available at chromeextension:// efaidnbmnnnibpcajpcglclefindmkaj/https://www.federalreserve.gov/publications/files/balance_sheet_developments_report_202605.pdf

[Translation from Spanish]

•	Federal Reserve System. (July 2026). Minutes of the Federal Open Market Committee. Available at: https://www.federalreserve.gov/monetarypolicy/fomcminutes20260729.htm

•

International Monetary Fund. (April 2026). World Economic Outlook Reports. Available at:
https://www.imf.org/es/publications/weo/issues/2026/04/14/world-economicoutlook-april-2026?path=publications%2Cweo%2Cissues%2C2026%2C04%2C14%2Cworldeconomic-outlook-april-2026

•	Ministry of Finance and Public Credit. (August 2026). 2027 General National Budget. Available at https://www.pte.gov.co/presupuesto-generalnacion/programacion/2027/proyecto

•	Ministry of Finance and Public Credit. (June 2026a). Credit rating. Available at IRC: https://www.irc.gov.co/conoce-colombia/calificacion-crediticia

•	Ministry of Finance and Public Credit. (s.f.). IRC Colombia. Available at IRC Colombia: https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/bonosverdes

•	Ministry of Finance and Public Credit. (s.f.). IRC Colombia. Available at: https://www.irc.gov.co/webcenter/portal/IRCEs/pages_Deuda/bonosverdessociales

•

Congressional Budget Office of the United States of America. (February 2026). Available at chrome extension://efaidnbmnnnibpcajpcglclefindmkaj/https://www.cbo.gov/system/files/ 2026-02/61882-Outlook-2026.pdf

Exhibit B

Authorization by Act of the Interparliamentary Commission of Public Credit (Comisión Interparlamentaria de Crédito Público)

[Translation from Spanish]

[Coat of Arms]

Ministry of Finance and Public Credit

THE UNDERSIGNED TECHNICAL SECRETARY,

OF THE PUBLIC CREDIT INTERPALIAMENTARY COMMISSION

ATTESTS:

That on the October 8, 2026 Session, the Public Credit Interparliamentary Commission issued a Single Favorable Opinion to the Nation – the Ministry of Finance and Public Credit - to carry out Foreign Public Debt transactions, as Foreign Bonds, for up to USD 5.2, or its equivalent in other currencies, to prefinance and/or finance Budget allocations for Fiscal Years 2026 and 2027.

Sincerely,

[Signed by:]

LADY NATHALIE GOMEZ ACOSTA

TECHNICAL SECRETARY

Bogota, DC, October 8, 2026

Ministry of Finance and Public Credit Address: Carrera 8 No. 6 C 39 Bogota D.C. Colombia Switchboard (57) 601 381 1700 Free: (57) 01 8000 910071

Exhibit C

Resolution No. 2497 of the Ministry of Finance and Public Credit

7

[Translation from Spanish]

RESOLUTION No. 2497 of OCT 26, 2026

Whereby the Nation is authorized to issue, subscribe and place external public debt securities, including thematic bonds, in the international capital markets, for up to FIVE

THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000), or its equivalent in another currency; and other provisions are decreed.

THE MINISTER OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by Article 2.2.1.3.2. and the second paragraph of Article 2.2.1.1.3 of Decree 1068 of 2015, and

WHEREAS:

Article 2.2.1.1.1 of Decree 1068 of 2015, defines public credit transactions as transactions that aim to provide a state entity with resources, goods or services with a term for their payment, which include, among others, the issuance, subscription and placement of public debt securities;

Subsection 1 of Article 2.2.1.3.1 of Decree 1068 of 2015 provides that “Public debt securities are bonds and other securities with a credit content issued by State entities within the framework of public credit transactions, with a term for their redemption.”;

Article 2.2.1.3.2. of Decree 1068 of 2015 states that “The issuance and placement of external public debt securities, including thematic securities, on behalf of the Nation within the framework of the authorizations granted to the National Government to enter into public credit and similar operations shall require an authorization, given by a Resolution by the Ministry of Finance and Public Credit. The authorization may be given once: 1. a favorable opinion has been received from the National Council for Economic and Social Policy - CONPES, and 2. a unique opinion has been received from the Interparliamentary Commission on Public Credit if the external public debt security has a maturity date longer than one (1) year.”;

[Translation from Spanish]

RESOLUTION No. 2497   OCT 26, 2026

(Continuation of the Resolution) “Whereby the Nation is authorized to issue, subscribe and place external public debt securities, including thematic securities, in the international capital markets, for up to FIVE THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000), or its equivalent in another currency; and other provisions are decreed.”

Through Article 1 of Resolution 2063 of August 4, 2022, the Ministry of Finance and Public Credit adopted a “Colombia’s Reference Framework for Green, Social or Sustainable Sovereign Bonds” for the issuance of green, social, or sustainable bonds on behalf of the Nation in the local market and/or in the international capital markets (…)”;

The second paragraph of Article 2.2.1.1.3 of Decree 1068 of 2015 states that “Related operations that the Nation or the decentralized entities of the national level plan to enter into shall require authorization from the Ministry of Finance and Public Credit, in accordance with Article 15 of Law 185 of 1995.”;

Article 24 of Law 185 of 1995 states that “For all purposes provided in subsection 5 of Paragraph 2 of Article 41 of Law 80 of 1993, the Interparliamentary Commission on Public Credit shall issue a preliminary opinion allowing the relevant steps to begin for public credit operations, and a final opinion making their execution possible in each particular case. Operations relating to the issuance, subscription, and placement of bonds and securities are excepted from the foregoing, for which the Interparliamentary Commission on Public Credit shall issue its opinion only once.”;

According to CONPES document 4215 of September 11, 2026, the National Council for Economic and Social Policy (CONPES) issued “(…) a favorable opinion for the Nation to engage in foreign external public credit transactions, such as operations in the international capital markets and/or external loans through commercial banks, to finance and/or pre-finance budget appropriations for the 2026 and 2027 fiscal years, for up to USD 13,400 million, or its equivalent in other currencies”;

As stated in the certification issued on October 8, 2026 by the Technical Secretariat of the Interparliamentary Commission on Public Credit, “(...) in the session held on October 8, 2026, the Interparliamentary Commission on Public Credit issued a Single Favorable Opinion to the Nation - Ministry of Finance and Public Credit to carry out operations related to external public credit, in the form of external bonds, for up to USD 5,200 million or its equivalent in other currencies, to finance and/or pre-finance budget appropriations for the 2026 and 2027 fiscal years.”;

[Translation from Spanish]

RESOLUTION No. 2497   OCT 26, 2026

(Continuation of the Resolution) “Whereby the Nation is authorized to issue, subscribe and place external public debt securities, including thematic securities, in the international capital markets, for up to FIVE THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000), or its equivalent in another currency; and other provisions are decreed.”

Based on memorandum number 3-2026-017205 of October 19, 2026, the Director General of Public Credit and National Treasury certified that “(…) To date, the Nation has not made any issuance of external bonds in the international capital markets under the favorable opinion of CONPES No. 4215 of September 11, 2026, or the favorable opinion issued by the Interparliamentary Commission on Public Credit on October 8, 2026. (…)”;

Through External Resolution No. 17 of 2015 and External Regulatory Circular DODM-145 of October 30, 2015, the Board of Directors of the Banco de la República of Colombia and the Banco de la República of Colombia, respectively, established the financial conditions for the issuance and placement of securities and for the external borrowing operations of the Nation, territorial entities, and their decentralized agencies.

RESOLVES

Article 1. Authorization. The Nation is authorized to issue, subscribe to, and place external public debt securities, including thematic securities, in international capital markets, for up to the sum of FIVE THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000) or its equivalent in other currencies, for the purpose of financing budgetary appropriations of the 2026 General Budget of the Nation and/or pre-financing the 2027 fiscal year.

Paragraph. In the event that external public debt thematic securities were issued pursuant to the provisions of this authorization, the Nation - Ministry of Finance and Public Credi shall comply with the provisions of the Colombia’s Reference Framework for Green, Social and Sustainable Sovereign Bonds, adopted by Article 1, Resolution 2063 of 2022.

Article 2. Financial Conditions. External public debt securities, including thematic securities, that are dealt with in the previous Article, shall be subject to the financial conditions set forth in the regulations issued by the Banco de la República.

[Translation from Spanish]

RESOLUTION No. 2497   OCT 26, 2026

(Continuation of the Resolution) “Whereby the Nation is authorized to issue, subscribe and place external public debt securities, including thematic securities, in the international capital markets, for up to FIVE THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000), or its equivalent in another currency; and other provisions are decreed.”

Article 3. Other Terms and Conditions. The other terms, conditions and characteristics of the issuance being authorized by this Resolution shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit, based on the following:

Redemption term:	Greater than one (1) year

Interest rate:	Fixed or Variable

Other expenses and commissions:	As established by the market for this type of transaction

Article 4. Authorization for Related Transactions. The Nation is authorized to carry out all operations related to the transactions described in Article 1 herein.

Article 5. Taxes. In accordance with Article 218 of the Tax Code, as amended by Article 7 of Law 488 of 1998, payment of principal, interests, commissions and other payments related to external public credit transactions shall be exempt from any national tax, duty, contribution or levy when made only to persons without residence or domicile in the country.

Article 6. Application of other rules. The Nation - Ministry of Finance and Public Credit – shall comply with any other applicable rule, particularly External Resolution No. 1 of 2018 of the Board of Directors of Banco de la República, and other amending regulations.

Article 7. Validity. The present Resolution shall be effective from the date of publication in the Official Journal. This requirement is understood to have been met by instruction given by the Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

PUBLISH AND COMPLY

Given in Bogotá D.C., OCT 26, 2026

[Signed]

MIGUEL GÓMEZ MARTÍNEZ

Minister of Finance and Public Credit

[Translation from Spanish]

RESOLUTION No. 2497   OCT 26, 2026

(Continuation of the Resolution) “Whereby the Nation is authorized to issue, subscribe and place external public debt securities, including thematic securities, in the international capital markets, for up to FIVE THOUSAND TWO HUNDRED MILLION United States dollars (USD 5,200,000,000), or its equivalent in another currency; and other provisions are decreed.”

Approved by: Luis Alexander López Ruiz / Lady Nathalie Gómez Acosta

Prepared by: Ingrid Nataly Pérez Mateus / Diego Figueroa Falla

Department: Subdirectorate of External Financing of the Nation / Legal Affairs Group